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                              [THOMSON LETTERHEAD]


NEWS RELEASE

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
      INVESTOR CONTACTS:                     MEDIA CONTACTS:
      John Kechejian                         David Scott                         Jason Stewart
      Vice President, Investor Relations     Vice President, Marketing           Director, Corporate Communications
      The Thomson Corporation                NewsEdge Corp.                      The Thomson Corporation
      (203) 328-9470                         (781) 229-3000                      (203) 328-8339
      john.kechejian@thomson.com             david.scott@newsedge.com            jason.stewart@thomson.com

      Ron Benanto                            John Shaughnessy
      Vice President, CFO                    Director, Corporate Communications
      NewsEdge Corp.                         Thomson Legal & Regulatory
      (781) 229-3000                         (651) 687-4749
      ron.benanto@newsedge.com               john.shaughnessy@westgroup.com

FOR IMMEDIATE RELEASE

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                       THE THOMSON CORPORATION TO ACQUIRE
                              NEWSEDGE CORPORATION
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      TORONTO AND BURLINGTON, MASS., AUGUST 7, 2001 - The Thomson Corporation
(TSE: TOC), a leading e-information and solutions company in the business and professional marketplace, and NewsEdge Corporation (NASDAQ: NEWZ), today announced that they have signed a definitive agreement under which Thomson will acquire NewsEdge.

      Under the terms of the agreement, a newly formed Thomson subsidiary will make a cash tender offer for all of the shares of NewsEdge common stock, at a price of US$2.30 per share, or approximately US$43 million, which includes cash in the business.

      "The acquisition of NewsEdge builds on the commitment of The Thomson Corporation to provide broad and powerful information and tools to the business and professional market," said Brian H. Hall, president and chief executive officer of Thomson Legal & Regulatory. "Like Westlaw(R), Dialog(R) and other Thomson products, NewsEdge offers timeliness, breadth of coverage and editorial excellence. It also provides an important complement to our news and current awareness services, and enhances our position in the business news and corporate market segments," he added.


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THOMSON TO ACQUIRE NEWSEDGE
Page 2
August 7, 2001

      NewsEdge is a US$71 million provider of real-time news and information products and services to approximately 1,500 corporations and professional service firms worldwide. NewsEdge combines proprietary technology, content and specialized editorial processes to deliver tailored information and decision-support solutions to knowledge workers through its information products and content solutions. Thomson plans to align NewsEdge with The Dialog Corporation, a leading provider of online information services for business, science, engineering, finance and law professionals, as part of the Thomson Legal & Regulatory market group. NewsEdge will continue to be run by its current management team, headed by President and Chief Executive Officer Clifford M. Pollan, a long-time information services executive.

      Roy Martin, president and chief executive officer of Dialog, said NewsEdge is seen as a key to supporting the Thomson strategy of integrating its information and technology tools within the infrastructure of its customers. "In today's business environment, critical decisions are only as good as the information they are based on," said Martin. "NewsEdge's unique strength in developing enterprise content and decision-support solutions helps its customers more easily navigate and unlock the unrealized value of all of their information assets, shaping the strategies and decisions that drive the success of the organization."

      NewsEdge President and Chief Executive Officer Pollan said, "Today's announcement signals a new future for NewsEdge, giving us new resources and an even stronger presence in the corporate enterprise market. By leveraging the strength, technology and reputation of The Thomson Corporation across our lines of business, we can deliver even greater value to our customers, our partners and our employees."


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THOMSON TO ACQUIRE NEWSEDGE
Page 3
August 7, 2001

      The closing of the offer, which is expected to be completed during the second half of the year, is conditioned upon the tender of a majority of NewsEdge's shares and customary closing conditions. All of NewsEdge's directors and certain of the executive officers, as well as a significant shareholder of NewsEdge, have pledged to tender their shares in the offer and/or vote in favor of the Thomson acquisition. NewsEdge was advised by Broadview Associates LLC, which rendered a fairness opinion to its board.

      The offer will be followed by a back-end merger of the Thomson subsidiary with and into NewsEdge on the same terms as those in the offer and will be subject to customary closing conditions. The offer is expected to commence as soon as practicable following filing of required documents with the Securities and Exchange Commission.

      This news release is for informational purposes only. It does not constitute an offer to purchase shares of NewsEdge or a solicitation/recommendation statement under the rules and regulations of the Securities and Exchange Commission. At the time Thomson commences the offer, Thomson will file with the Securities and Exchange Commission a tender offer statement on Schedule TO and NewsEdge will file a solicitation/recommendation statement on Schedule 14D-9. These documents will contain important information and security holders of NewsEdge are advised to carefully read these documents (when they become available) before making any decision with respect to the tender offer. These documents will be provided to NewsEdge security holders at no expense to them and, when filed with the Securities and Exchange Commission, may be obtained free at www.sec.gov.

ABOUT THE THOMSON CORPORATION

      The Thomson Corporation (TSE: TOC), with 2000 revenues of approximately $6.0 billion, is a leading global e-information and solutions company in the business and professional marketplace. The Corporation's common shares are listed on the Toronto and London stock exchanges. For more information, visit The Thomson Corporation at www.thomson.com.


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THOMSON TO ACQUIRE NEWSEDGE
Page 4
August 7, 2001

ABOUT DIALOG

      Dialog (www.dialog.com) is the worldwide leader in providing online-based information services to organizations seeking competitive advantages in such fields as business, science, engineering, finance and law. Its products and services, such as Dialog(R), Profound(R) and DataStar(TM), offer organizations the ability to precisely retrieve data from more than 6 billion pages of key information, accessible via the Internet or through delivery to enterprise intranets. For almost three decades, Dialog's brands have been known for their breadth and depth of content, precision searching and speed. Headquartered in Cary, N.C., U.S.A., with offices around the world, Dialog products are used by more than 100,000 professional researchers in more than 100 countries.

ABOUT NEWSEDGE

      NewsEdge Corporation (NASDAQ: NEWZ) is a global provider of content solutions for business. Its customers include both content creators and the operators of the world's most active Web sites. NewsEdge offers technology and services for its customers to create, manage and deploy content for millions of end-users through enterprise sites, portals, publisher Web sites and distribution channels. NewsEdge services make organizations smarter, attract specialized audiences, foster high-frequency usage, promote Web site "stickiness" and ultimately cultivate commerce. NewsEdge serves thousands of sites and companies with highly targeted content solutions from the NewsEdge Refinery(TM), including industry-specific topics, wireless services, turn-key permission marketing and publishing tools, outsourced editorial capabilities and sub-second live news feeds and applications. The NewsEdge Refinery combines a patented combination of sophisticated technology and human editorial review to deliver highly targeted news on more than 2,000 business topics from more than 2,000 sources. NewsEdge is headquartered in Burlington, Mass., with offices and distributors throughout North America, South America, Europe, Japan and the Middle East. For more information about NewsEdge Corporation, visit www.NewsEdge.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding expected benefits of the NewsEdge acquisition. These statements are based on management's current expectations and estimates; actual results may differ materially due to certain risks and uncertainties. For example, Thomson's ability to achieve expected results may be affected by competitive price pressures, inability to successfully integrate NewsEdge's operations, failure of the transaction to close due to the inability to obtain regulatory or other approvals, failure of NewsEdge shareholders to tender shares or to approve the merger, if that approval is necessary, inability of the combined company to retain key executives and other personnel, conditions of the economy, industry growth and internal factors, such as the ability to control expenses. For a discussion of additional factors affecting Thomson, see the Thomson Annual Report on Form 40-F for the fiscal year ended December 31, 2000 as filed with the Securities and Exchange Commission.

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